EXHIBIT 21.2

             List of Subsdiaries of Access One Communications Corp.


Name of Subsidiary                            Jurisdiction of Incorporation
------------------                            -----------------------------

The Other Phone Company, Inc.                         Florida

OmniCall, Inc.                                        South Carolina

Access One Communications of Virginia, Inc.           Virginia